Exhibit 99.1
DUNKIN’ BRANDS APPOINTS IRENE CHANG BRITT TO BOARD OF DIRECTORS
President, Pepperidge Farm, elected to Dunkin’ Brands Board

CANTON, Mass (May 19, 2014) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, announced today the appointment of Irene Chang Britt to the Dunkin’ Brands Board of Directors. Ms. Chang Britt, 51, has held leadership positions with several of the foremost brands in the food service and consumer packaged goods industry, including her current position of President, Pepperidge Farm, a subsidiary of Campbell Soup Company. She also holds the position of Senior Vice President, Global Baking and Snacking, for Campbell.
“Irene has spent her career with some of the world’s leading consumer companies and has considerable experience leading the growth of big brands like Dunkin’ Donuts and Baskin-Robbins,” said Nigel Travis, Chairman and Chief Executive Officer, Dunkin’ Brands Group, Inc. “Her business acumen and management skills, as well as her background in marketing, consumer insights and the food service industry, make her a valuable addition to our board of directors.”
Ms. Chang Britt joined Campbell Soup in 2005 and has held a series of leadership positions with the company including Senior Vice President and Chief Strategy Officer, with responsibility for leading Campbell’s global strategy development, global marketing services and global consumer insights, and President, North America Foodservice. She was named to her current position in 2012. Prior to Campbell, she held leadership positions with Kraft Foods and Kimberly-Clark.
Ms. Chang Britt formerly served on the Board of Sunoco, Inc., and currently serves on the Advisory Board of Catalyst, Inc., a global non-profit organization that works to expand opportunities for women and business.
Ms. Chang Britt has been honored with numerous awards for her business accomplishments and community involvement, including being named a “Woman of Distinction” by The Philadelphia Business Journal and by Pink magazine as a Top 15 Innovator. She has also been recognized with a Corporate Achievement Award by the Organization of Chinese Americans.
Ms. Chang Britt earned her B.A. degree from the University of Toronto and her M.B.A. from the Richard Ivey School of Business at the University of Western Ontario.
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About Dunkin' Brands Group, Inc.

With more than 18,000 point of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013,  Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):
Stacey Caravella (Investors)
Director, Investor Relations
Dunkin’ Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Michelle King
Director, Global Public Relations
Dunkin’ Brands, Inc.
michelle.king@dunkinbrands.com
781-737-5200